UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

__________________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): October 28, 2004

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PC MALL, INC.

(Exact Name of Registrant as Specified in its Charter)

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Delaware	000-25790	95-4518700
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

2555 West 190th Street, Suite 201

Torrance, California 90504

(Address of Principal Executive Offices) (Zip Code)

(310) 354-5600

(Registrant’s telephone number,

including area code)

(Former Name or Former Address, if Changed Since Last Report)

__________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On October 28, 2004, the Compensation Committee of our Board of Directors approved a change to the annual base salary compensation arrangement we have with Frank F. Khulusi, our Chairman, President and Chief Executive Officer. The Compensation Committee increased Mr. Khulusi’s annual base salary from $600,000 to $800,000, effective as of October 28, 2004. No other terms of Mr. Khulusi’s employment arrangement were modified.

On October 28, 2004, the Compensation Committee also determined the size of our executive bonus pool for the third quarter of fiscal 2004 and approved discretionary bonus grants from the pool to our executive officers. The executive bonus pool was part of our prior executive bonus plan which provided that 10% of the quarterly adjusted net income for our consolidated business would be available for discretionary bonuses payable on a quarterly basis to eligible executive officers. “Quarterly adjusted net income,” as used for purposes of the prior executive bonus plan, refers to GAAP net income for our consolidated business adjusted for certain items determined in the discretion of the Compensation Committee. The Compensation Committee determined to exclude from the adjusted net income the reported non-cash stock-based compensation expense and eCOST.com IPO related expenses. Based on the available pool, the Compensation Committee approved paying each of the eligible executive officers a quarterly bonus from the executive bonus pool, including a bonus of $58,482 to Mr. Khulusi, $18,468 to Ted Sanders (our Chief Financial Officer), $21,608 to Kristin Rogers (our Executive Vice President-Enterprise Sales) and $7,387 to Dan DeVries (our Executive Vice President-Marketing). The Compensation Committee also approved a bonus for Rob Newton (our General Counsel), which is not included in the executive bonus pool, equal to $18,468, which included the amount of $12,500 as provided in Mr. Newton’s employment agreement plus an additional discretionary bonus in the amount of $5,968 which was granted to Mr. Newton based upon work he performed in contributing to the completion of the eCost.com initial public offering.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PC MALL, INC.

Date: March 16, 2005	By: /s/ Theodore R. Sanders
Theodore R. Sanders
Chief Financial Officer